Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Park National Corporation of our report dated February 27, 2018 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Park National Corporation for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the proxy statement/prospectus.

/s/ Crowe LLP

Columbus, Ohio
November 2, 2018